EXHIBIT 21.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
LIST OF SUBSIDIARIES

Entity (1)	Jurisdiction of Incorporation or Organization
BHO Business Trust	Maryland
BHO, Inc.	Delaware
Behringer Harvard Opportunity OP I, LP (2)	Texas

(1)        Does not include subsidiaries of Behringer Harvard Opportunity OP I, LP, which hold our investment assets.

(2)          BHO Business Trust, a wholly-owned subsidiary of Behringer Harvard Opportunity REIT I, Inc., is the sole limited partner and the more than 99.9% owner of Behringer Harvard Opportunity OP I, LP; BHO, Inc., a wholly-owned subsidiary of Behringer Harvard Opportunity REIT I, Inc., is the sole general partner and owner of the remaining less than 0.1% of Behringer Harvard Opportunity OP I, LP.